TETRA Technologies, Inc.

POLICY ON TRADING IN COMPANY SECURITIES

    This policy on trading in Company securities (this “Policy”) applies to all directors, officers and other employees (each a “Covered Person”) of TETRA Technologies, Inc. and our subsidiaries (“TETRA,” or the “Company”). This policy also applies to family members and others living in a Covered Person’s household, other family members not living in a Covered Person’s household but whose transactions in Company securities are directed by the Covered Person or subject to the Covered Person’s influence or control, and entities controlled by a Covered Person.

    The Company reserves the right to amend or rescind this Policy or any portion of it at any time and adopt different polices and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

1.    The Policy

    It is the policy of the Company that:

•no director, officer or employee of the Company may, directly, or indirectly through family members or other persons or entities, transact in any security issued by the Company, or any option or similar right to transact in such a security, or derivative securities relating to the Company’s securities, whether or not issued by the Company, while in possession of material nonpublic information regarding the Company;
•every director, officer or employee of the Company must maintain the confidentiality of material nonpublic information regarding the Company and shall not give advice or make recommendations regarding investments in the Company’s securities based on such material nonpublic information;
•no director, officer or employee of the Company may, while in possession of material nonpublic information regarding another company, which the person received in the course of performing his or her duties on behalf of the Company, directly, or indirectly through family members or other persons or entities, transact in any security issued by the other company or disclose such material nonpublic information to any other person; and
•if, at the time a director, officer or employee resigns from or is terminated by the Company, he or she is aware of material nonpublic information regarding the Company, he or she may not, directly, or indirectly through family members or other persons or entities, trade in the Company’s securities until the information becomes public or is no longer material.

    It is also the policy of the Company that the Company will not engage in transactions in the Company’s equity securities (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) while aware of material nonpublic information relating to the Company or its securities, except for:
•transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
•transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Company and that result from the
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holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
•transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of the Rule 10b5-1 under the Exchange Act as then in effect;
•transactions with counterparties who are at the time also aware of material nonpublic information or who acknowledge, agree or represent that they are aware that the Company may possess material nonpublic information but are not relying on the disclosure or omission to disclose to them of any such information; or
•any other transaction expressly authorized by the Company’s Board of Directors or any committee thereof, or by senior management in consultation with the Company’s General Counsel.

2.    Purpose and Scope of Policy

In the normal course of business, our directors, officers and employees come into possession of significant, sensitive information that is not available to the investing public. This information is the property of the Company entrusted to our directors, officers and employees, and each is under a legal responsibility and restriction not to misuse or profit from such information. The purchase or sale of a company’s securities while you are aware of material nonpublic information about the company, or the disclosure of such material nonpublic information to others, who then trade in the company’s securities based on such information, is considered “insider trading” and is prohibited by U.S. federal securities laws.

    This Policy is designed to satisfy our obligation to prevent insider trading and to help you avoid the severe consequences associated with violations of insider trading laws. Moreover, one of our most valuable assets is our reputation for integrity and ethical conduct, which is further advanced through your compliance with our Code of Business Conduct.

    In addition to the trading restrictions outlined in this Policy, each of our directors and certain our of designated officers are subject to the reporting requirements and limitations on short-swing trading imposed by Section 16 of the Securities Exchange Act of 1934. Such individuals are reminded that they are subject both to this Policy and to our mandatory pre-clearance requirements, as described in Section 4 hereof.

3.    Restrictions on Trading Applicable to All Directors, Officers and Employees

    (a)    Prohibition on Trading while in Possession of Material Nonpublic Information

    Information is “nonpublic” if it has not been previously disclosed to the general public and is not otherwise available to the general public. When you are aware of material nonpublic or “inside” information, you are obligated to abstain from transacting in our securities, including making any offer to purchase or offer to sell or giving any gift of the Company’s securities, until that information is publicly disclosed and at least two (2) trading days have elapsed following the date of disclosure, to allow the public an opportunity to digest the information. For example, if material nonpublic information such as a release of quarterly financial results is issued by the Company on a Monday, you are not permitted to trade in our securities until that Thursday. Accordingly, you may not attempt to ‘beat the market’ by trading simultaneously with, or shortly after, the Company’s public disclosure of material nonpublic information.
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    Until we have broadly disseminated material nonpublic information, such as by press release or U.S. Securities and Exchange Commission (“SEC”) filing, it is inappropriate for you to disclose that information, except to an another employee or agent of TETRA with a “need to know” such information. In addition, it is the policy of the Company that you may not:

•disclose that information to friends, family members or third parties (so-called “tippees”);
•advise or encourage a tippee with respect to trading in our securities; or
•disclose the information on an internet message board, in a “chat-room,” through social media or through any other form of internet communication, including any internet-based forum.

    If you become aware of material nonpublic information concerning a company with which we do business, you are also obligated to keep such information confidential and to abstain from trading in the securities of that company and any related entities until the information becomes public or is no longer material.

    In general, nonpublic information is “material” if there is a substantial likelihood that a reasonable investor would find the information relevant in making a decision to buy, hold or sell our securities. Any information that could be expected to affect our stock price, whether it is positive or negative, should be considered material. Examples of material information include, but are not limited to:

•quarterly or annual financial or operating results;
•projections of future earnings or losses, or other earnings guidance;
•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•news of a pending or proposed merger, acquisition or tender offer;
•news of the pending or proposed disposition or acquisition of a significant asset;
•plans for a substantial capital investment;
•development of a significant new product, process, or service;
•the declaration of a stock split or other form of recapitalization;
•the public or private offering of debt or equity securities;
•the signing of a significant contract with a customer or supplier;
•the gain or loss of a significant customer or supplier;
•news of a change in auditors or auditor notification that the Company may no longer rely on an audit;
•the existence of solvency or financial liquidity problems;
•actual or threatened litigation or administrative proceedings posing significant exposures, or the settlement thereof;
•significant corporate events, including material cyber, data or personnel matters; and
•major personnel changes, particularly departures or elections of executive officers or certain directors.
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    The foregoing list is merely illustrative and is not exhaustive. If you have doubts as to whether certain information is material nonpublic information, you should consult with your direct supervisor, your division or segment Vice President, our Chief Executive Officer, Chief Financial Officer, our Corporate Secretary or an attorney in the legal department. Regardless of any such consultation, the ultimate responsibility for adhering to this Policy and complying with all applicable legal requirements rests with you.

Although precise guidelines covering when and under what circumstances you may trade in our securities are difficult to establish, three basic rules are as follows:

•You should not engage in any transaction involving our securities unless you are sure that you possess no material nonpublic information.
•If you do possess such information, you should postpone trading until the information has been released to the public and at least two (2) trading days (or longer where the complexity of the information requires a longer period) have elapsed since the day the information was released to the public, in order to permit the public time to digest the information.
•Under no circumstances may you disclose material nonpublic information to any person, other than to our directors, officers, employees and agents with a “need to know.”

If you are aware of material nonpublic information at the time that your employment terminates, you may not transact in the securities of the Company until that information has become public or is no longer material.

(b)    Transactions by Family Members and Controlled Entities

The trading restrictions described in this Policy also apply to (i) your family members who reside with you, (ii) to any other person who lives in your household, (iii) to your family members who do not live in your household but whose financial transactions are directed by you or are subject to your influence or control and (iv) partnerships, trusts, estates, and other legal entities controlled by you. You are responsible for the transactions of these other persons and entities, and you should make them aware of their obligation to confer with you before they trade in our securities.

(c)    Transactions under Company Plans

    Equity Plan Transactions. The times at which awards are granted under our equity incentive compensation plans are determined by the Human Capital Management and Compensation Committee of our Board of Directors. Your receipt and acceptance of equity awards, which may include stock options, restricted stock, performance-based awards or other awards permitted under our plans, is not subject to this Policy. A cash exercise of stock options that does not include a sale of the securities resulting from the exercise is not subject to the restriction on trading while in possession of material nonpublic information. However, a cashless broker-assisted exercise which requires the sale of the securities resulting from the transaction to fund the exercise or to pay tax withholding amounts is subject to the trading restrictions described in this Policy, and must be timed accordingly.

Under our equity incentive compensation plans, an exercise of stock options may include the surrender of shares to us in payment of the exercise price of the stock option or in payment of required tax withholding amounts. Similarly, when shares of restricted stock vest under our equity incentive compensation plans, you may elect to surrender vested shares to us in payment of tax
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withholding amounts. These surrenders of our securities to us are not subject to the restrictions on trading while in possession of material nonpublic information.

401(k) Plan Transactions. This Policy does not apply to purchases of our securities under our 401(k) Plan that result from your periodic contributions pursuant to your payroll deduction election in effect at the time of such purchase. However, certain discretionary transactions under our 401(k) Plan, including (i) an election to increase or decrease the percentage of your future periodic contributions allocated to the TETRA stock fund, (ii) an election to make an intra-plan transfer of an existing account balance into or out of the TETRA stock fund, (iii) an election to borrow funds against your 401(k) Plan account if the loan will result in the liquidation of some or all of your TETRA stock fund balance, and (iv) your election to prepay a plan loan if the prepayment will result in an allocation of the loan proceeds to the TETRA stock fund, are subject to the restrictions on trading while in possession of material nonpublic information, and must be timed accordingly.

Automatic Reinvestment of Dividends. This Policy does not apply to the automatic reinvestment of dividends paid on Company securities. However, this Policy does apply to (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends, (ii) the insider’s election to participate in automatic reinvestment of dividends, and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.

Diversified Mutual Funds. This Policy does not apply to transactions in diversified mutual funds that are invested in Company securities.

Other Approved Transactions. This Policy does not apply to any transaction specifically approved in advance by our General Counsel, or in his or her absence, our Chief Executive Officer.

(d)     Additional Prohibited Transactions

We consider it improper and inappropriate for any director, officer or employee to engage in the following short-term or speculative transactions in our securities:

Short Sales. Short sales of our securities evidence an expectation on the part of the seller that the securities will decline in value, and signals to the market that the seller has no confidence in our short-term prospects. In addition, short sales may reduce the seller’s incentive to work toward improving our long-term performance. For these reasons, short sales of our securities are prohibited by this Policy.

Publicly Traded Options. Transactions in puts, calls, or other derivative instruments, on an exchange or in any other organized market are, in effect, bets on the short-term movement our securities. Participating in these transactions may create the appearance that you are trading on material nonpublic information, and focus your attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. This Policy does not, however, restrict holding, exercising or settling awards such as stock options, restricted stock, performance-based awards or other derivative securities granted under a Company equity-based compensation plan as described in Section 3(c).

Hedging Transactions. Certain forms of hedging or monetization transactions such as zero-cost collars and forward sale contracts allow a purchaser to lock-in much of the value of his or her securities, often in exchange for all or a part of the potential upside appreciation of the underlying asset. Engaging in these transactions would allow you to continue to own our securities, but without the risks and rewards of ownership that would otherwise serve to align your interests with the
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interests of our other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the owner’s consent if the owner fails to meet a margin call. Similarly, securities pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale could occur at a time when you are aware of material nonpublic information or are otherwise not permitted to trade in our securities, you are (i) required to notify your broker of your status as an insider of the Company so that appropriate precautions can be taken to ensure that our securities are not held in an account where they can be margined, and (ii) prohibited from pledging our securities as collateral for a loan. An exception to this prohibition may be granted where an officer, director or employee wishes to pledge our securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any director, officer or employee who wishes to pledge our securities as collateral for a loan must submit a request for approval to our General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

In addition to the foregoing, the Company may not directly purchase any stock issued by the Company from any director, officer or employee of the Company in a private transaction except for any purchase, surrender or other acquisition of stock as permitted under (i) any shareholder approved equity compensation plan, (ii) any inducement award granted by the Company in accordance with the applicable rules of the New York Stock Exchange, or (iii) the 1996 Stock Option Plan for Nonexecutive Employees and Consultants.

4.    Additional Restrictions on Trading Applicable to Designated Persons

(a)    Who is a Designated Person

    Our directors and certain of our officers and other employees generally have extensive knowledge of material nonpublic information through the normal performance of their assigned duties. From time to time, our Chief Executive Officer and General Counsel will identify those officers and other employees whose access to material nonpublic information warrants our increased scrutiny of their transactions in our securities in order to help prevent inadvertent violations of securities laws. Those officers and employees so identified, along with each of our directors (collectively, the “Designated Persons”), will be named on a list maintained by our General Counsel, and will be notified by our General Counsel of their inclusion on the list of Designated Persons and upon any change in their status as a Designated Person.

(b)    Pre-clearance Requirements

Except as otherwise set forth herein, Designated Persons are required to obtain written pre-clearance from our General Counsel, or in his or her absence, our Chief Executive Officer, prior to effecting any transaction in our securities. This pre-clearance requirement includes all (i) transactions under Company plans to the extent such transactions are subject to this Policy as provided above in Section 3(c), (ii) transactions by family members of Designated Persons, and (iii) transactions in which the Designated Person has a direct or indirect interest or the ability to direct the transaction. A request for pre-clearance may be made by completing and returning the Designated Person Transaction Form, either by mail or other form of physical delivery or by email, fax or other electronic means. The Designated Person Transaction Form may be obtained from our Corporate Secretary. The request for pre-clearance must be submitted at least two business days in advance of the proposed transaction. Once obtained, the pre-clearance will generally be effective
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for five business days. Notification of the General Counsel is required following completion of the transaction. This pre-clearance requirement is separate and apart from any applicable requirement to (i) file notification of a change in beneficial ownership under Section 16(a) of the Securities Exchange Act of 1934, (ii) observe the six-month waiting period under Section 16(b) of such Act, or (iii) comply with Rule 144 under the Securities Act of 1933. You should keep written records of all your transactions in our securities to assist you in complying with such requirements.

Please note that clearance of a proposed transaction by the Company’s General Counsel or Chief Executive Officer, as applicable, does not constitute legal advice or otherwise acknowledge that a Designated Person does not possess material nonpublic information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of material nonpublic information.

(c)    Blackout Periods

The announcement of our quarterly earnings almost always has the potential to have a material impact on the market for our securities. For this reason, and with the exception of certain transactions under Company plans identified in Section 3(c) that are not subject to the restrictions on trading under this Policy, Designated Persons may not transact in our securities during the periods designated by our General Counsel or our Chief Executive Officer from time-to-time.

In addition, if specific events or developments occur that are material to the Company, such as when we are engaged in discussions regarding a significant business combination, we may also impose special, event specific blackouts on trading. Following the establishment of an event specific blackout period, certain specified individuals may not transact in our securities under any circumstances until they are advised that the event specific blackout period has terminated and pre-clearance for a proposed transaction has been obtained. Specified individuals may not discuss the existence of any event specific blackout period with any other person, except those employees or agents of TETRA who are aware of the event. If you are subject to an event specific blackout, the existence of the event specific blackout period will be communicated directly to you.

Any Designated Person who resigns or is terminated during a quarterly or event specific blackout period will remain subject to the trading blackout during that portion of the blackout period which follows his or her departure from the Company.
(d)    Rule 10b5-1 Trading Plans

Designated Persons will not be subject to the mandatory pre-clearance procedures and trading restrictions described in this Section 4 to the extent that a given transaction in our securities is executed pursuant to an effective Rule 10b5-1 trading plan. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for purchases and sales that are effectuated under a trading plan that meets certain specified requirements. Once a trading plan is adopted, the individual who established the trading plan must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Designated Persons anticipating regular transactions in our securities over a known period of time are encouraged to consider adopting a Rule 10b5-1 trading plan.

If a Designated Person intends to enter into a Rule 10b5-1 trading plan, the entry into such trading plan must first be pre-cleared by our General Counsel. As required by Rule 10b5-1, you may not enter into a trading plan when you are aware of any material nonpublic information or during any blackout period. We strongly urge any Designated Person seeking to enter into a trading plan to
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consult an attorney prior to adopting the plan. The Company does not and will not undertake any obligation to ensure that a trading plan filed with the Company by a Designated Person complies with Rule 10b5-1.

5.    Necessity for Authorized Release

    The U.S. federal securities laws prohibit selective disclosure of material nonpublic information. We have established procedures for releasing material nonpublic information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Therefore, it is imperative that all disclosures of material nonpublic information on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to respond, if you receive any inquiries from the media, analysts, stockholders or other outsiders regarding the Company, you should decline comment and refer the inquirer to our Chief Executive Officer or Chief Financial Officer.

6.     Confidentiality Requirement

    Any information concerning the Company that is in your possession but is not generally available to the public may not be disclosed to any person who is not a director, officer, employee or agent of TETRA with a “need to know” such information. In addition to protecting our confidential and proprietary information, this provision is intended to prohibit the “tipping” of material nonpublic information to any third party. (These obligations are in addition to your obligations under our Policy on Confidential Information.)

7.    Strict Compliance

    The SEC takes the position that the mere fact that you are aware of material nonpublic information is sufficient to prohibit your trading in our securities, and the SEC does not recognize the defense that a transaction occurred without your use of such information. Accordingly, a transaction that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) is neither an exception to this Policy nor a safeguard against prosecution for violations of insider trading laws.

8.    Violation of the Policy

    If you violate this Policy, you may be subject to criminal and civil penalties and other potential liabilities under U.S. federal and/or state securities laws. In addition, you will be subject to immediate discipline by the Company, including possible termination of your employment. You are responsible for complying with this Policy and ensuring that your immediate family and any entities you control comply with this Policy and applicable securities laws.

9.    Certification

    We may, from time to time, require that you certify your understanding of and intent to comply with this Policy. Accordingly, if so requested by your direct supervisor, your division or segment Vice President, our Chief Executive Officer or Chief Financial Officer, our Corporate Secretary or an attorney in our legal department, you must sign, date and return the Compliance Certification, attached hereto as Exhibit A, stating that you have received the Policy and that you agree to be bound by and to comply with the terms of the Policy. All directors, officers and other employees of the Company are bound by this Policy regardless of whether they sign the Compliance Certification. All Designated Persons will be required to certify their compliance with this Policy on an annual basis.
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10.    Assistance

    If you have questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from our General Counsel.

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EXHIBIT A

TETRA Technologies, Inc.

COMPLIANCE CERTIFICATION

    I have received and read the TETRA Technologies, Inc. Policy on Trading in Company Securities (the “Policy”). I agree to be bound by and comply fully with the Policy. I understand that any violation of the Policy, including the failure to report accurately on this statement, would be a serious breach of the Policy and could subject me to appropriate sanctions such as termination, a civil lawsuit and, in appropriate circumstances, possible criminal prosecution.

    I understand that I qualify as the following for purposes of the Policy (check all applicable boxes):
        [ ]    Employee
[ ]    Officer
        [ ]    Director
        [ ]    Designated Person
    I hereby confirm that, except as provided below, I am in full compliance with this Policy (check one box below).

        [ ]    I am in full compliance with the Policy, without exception.
        [ ]    The exceptions to my compliance are as follows:

    By:
         (signature)

    Name:

    Title:

    Date: